UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2021

Sierra Income Corporation

(Exact Name of Registrant as Specified in its Charter)

Maryland
0-54650	(State or other jurisdiction of incorporation)	45-2544432
(Commission File Number)		(I.R.S. Employer Identification No.)

280 Park Avenue, 6th Floor East
New York, NY 10017

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 759-0777

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 23, 2021, Sierra Income Corporation (the “Company”) entered into an incentive fee waiver agreement (the “Incentive Fee Waiver Agreement”) with SIC Advisors LLC, the Company’s investment adviser (the “Adviser”), pursuant to which the Adviser agreed to waive (i) 50% of any incentive fee on income payable to the Adviser for any fiscal quarter during the period beginning with the fiscal quarter ending September 30, 2021 and the fiscal quarter ending June 30, 2022, and (ii) 50% of any incentive fee on capital gains payable to the Adviser for the fiscal year ending December 31, 2021. For the avoidance of doubt, the Incentive Fee Waiver Agreement does not amend the calculation of the incentive fees as set forth in the Investment Advisory Agreement by and between the Company and the Adviser (the “Advisory Agreement”). Other than the waiver contemplated by the Incentive Fee Waiver Agreement, the terms of the Advisory Agreement will remain in full force and effect. Following (i) the fiscal quarter ending June 30, 2022 with respect to the waiver granted by the Adviser on any incentive fee payable on income, and (ii) the fiscal year ending December 31, 2021 with respect to the waiver granted by the Adviser on any incentive fee payable on capital gains, unless otherwise extended by the Company and the Adviser, the Incentive Fee Waiver Agreement will terminate and the original terms of the Advisory Agreement will be in full force and effect.

In addition, on April 23, 2021, the Company entered into an expense limitation agreement (the “Expense Limitation Agreement”) with Medley Capital LLC, the Company’s administrator (the “Administrator), pursuant to which, the Administrator agreed that the amount of expenses payable and reimbursable by the Company under the administration agreement by and between the Company and the Administrator (the “Administration Agreement”) will be capped at $2.2 million for the fiscal year ending December 31, 2021. For the avoidance of doubt, other than the cap contemplated by the Expense Limitation Agreement, the Expense Limitation Agreement does not amend the allocation of costs and expenses that are payable or reimbursable by the Company under the Administration Agreement.  Following the quarter ending December 31, 2021, unless otherwise extended by the Company and the Administrator, the Expense Limitation Agreement will terminate and the original terms of the Administration Agreement will be in full force and effect.

The foregoing descriptions of the Incentive Fee Waiver Agreement and the Expense Limitation Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Incentive Fee Waiver Agreement and the Expense Limitation Agreement, respectively, each filed as exhibits hereto and incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Seth Taube as Chief Executive Officer and Class III Director

On April 20, 2021, Seth Taube notified the Company’s board of directors (the “Board”) that he was resigning as the Chief Executive Officer of the Company and as a Class III director of the Board, effective as of April 27, 2021. In submitting his resignation, Seth Taube did not express any disagreement on any matter relating to the Company’s operations, policies or practices.

Appointment of Dean Crowe as Chief Executive Officer and Class III Director

On April 20, 2021, the Board appointed Dean Crowe, the President of the Company, to serve as the Chief Executive Officer of the Company, effective as of April 27, 2021. In addition, on April 20, 2021, the Board appointed Dean Crowe to fill the vacancy created by the resignation of Seth Taube, effective as of April 27, 2021. Mr. Crowe will serve as a Class III director for a term expiring at the Company’s 2021 annual meeting of stockholders. There is no arrangement or understanding between Mr. Crowe and the Company and any other person or entity. There are no current or proposed transactions between the Company and Mr. Crowe or his immediate family members that would require disclosure under Item 404(a) of Regulation S-K.

Dean Crowe, 58, has served as the Company’s President since March 2020, a Senior Portfolio Manager of the Company since April 2012, a Senior Managing Director of Medley since August 2015 and a Managing Director of Medley from March 2011 through August 2015. Mr. Crowe served as the Company’s Chief Operating Officer from August 2015 through March 2020, and served as Head of Investing of Medley from December 2015 to March 2020, upon becoming President of the Company. Prior to joining Medley, Mr. Crowe was a Portfolio Manager with UBS O’Connor, the Alternative Investment subsidiary of UBS Asset Management, where he managed corporate credit investments and the O’Connor Credit Arbitrage Fund. Before joining UBS, Mr. Crowe held various positions at Merrill Lynch in New York, where he managed proprietary credit trading. Mr. Crowe began his career with Salomon Brothers in New York, where he traded and invested in privately placed corporate debt. Mr. Crowe received a BBA in Accounting from James Madison University.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

Exhibit No.	Description
10.1	Incentive Fee Waiver Agreement, dated April 23, 2021, between and between Sierra Income Corporation and SIC Advisors LLC

10.2	Expense Limitation Agreement, dated April 23, 2021, by and between Sierra Income Corporation and Medley Capital LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 23, 2021		SIERRA INCOME CORPORATION

	By:	/s/ Richard T. Allorto, Jr.
	Name:	Richard T. Allorto, Jr.
	Title:	Chief Financial Officer